Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Remote Dynamics, Inc.
Richardson, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated October 27, 2005, relating to the consolidated financial statements and schedule of Remote Dynamics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended August 31, 2005. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP
Dallas, Texas

September 15, 2006